EXHIBIT 10.118

  PROMISSORY NOTE


$400,000                        Salt Lake City, Utah          September 10, 2001


         FOR VALUE RECEIVED Netgateway, Inc., a Delaware corporation ("Maker"), promises to pay to the order of King William LLC, a Cayman Islands limited liability company ("Noteholder"), Four Hundred Thousand Dollars ($400,000) with interest as set forth hereinbelow at the rate and in accordance with the terms and conditions hereinafter set forth.

1.       Interest Rate; Payments

         (a) The principal amount hereof shall bear interest at the rate of eight percent (8%) per annum (computed on a 365-day year) from the date hereof until August 15, 2004 (the date on which the unpaid principal balance of this Note, together with accrued but unpaid interest, shall be due and payable).

         (b) Interest accrued on this Note shall be payable quarterly in arrears on the tenth day of each of November, February, May and August.

         (c) All payments made hereunder shall be applied first to accrued interest, then to unpaid principal.

         (d) If Maker fails to make any payment under this Note within five (5) days after the payment is due, Maker shall pay a late charge equal to five percent (5%) of such overdue amount. The parties hereto agree that it would be impracticable or extremely difficult to fix the actual damages resulting to Noteholder from Maker's failure to make timely payments. The parties further agree that the foregoing late charge is a reasonable sum that takes into consideration all of the circumstances existing on the date of this Note and is a fair and reasonable estimate of the costs and expenses that will be incurred by Noteholder due to Maker's failure to make timely payments.

2.       Prepayment

     Upon ten (10) days prior written notice, Maker shall have the right during the term hereof without payment of any fee or penalty to prepay all or any portion of the unpaid principal balance of this Note or interest accrued hereunder. The then remaining balance of this Note and all interest accrued hereunder shall become due and payable in full (without payment of any fee or penalty) on the thirtieth (30) day following the completion by Maker of equity financings (i.e. issuances for cash of Maker's common stock or securities of Maker convertible into or exchangeable for common stock of Maker other than through the exercise of warrants and employee stock options) with proceeds in the aggregate to Maker of $5.0 million or more. Proceeds from the private placement in process by Maker on the date this Note is issued shall not be included in determining whether proceeds of $5.0 million has been received by Maker.

3.       Forgiveness

     Noteholder agrees to forgive repayment of this Note and that this Note shall automatically be deemed to have been repaid in full and shall be returned to Maker marked "Paid in Full" at the time each of the following three conditions is simultaneously satisfied:

                  (i) Noteholder, together with all successors and predecessors in interest if any, shall have received at least $2,250,000 of proceeds, net of commissions, from the sale of common stock ("Common Stock"), par value $.001 per share, of Maker, which was either (A) issued by Maker to Noteholder upon conversion of that certain Debenture originally issued by the Maker to the Noteholder on July 31, 2000, or
         (B) acquired from Maker by Noteholder upon exercise of the warrants to purchase Common Stock issued to the Noteholder by the Maker (after subtracting the exercise price of such warrants);

                  (ii) either (A) Noteholder shall have sold all of its shares of Common Stock, (B) there shall at that time be an effective registration statement with respect to all of the shares of Common Stock held by Noteholder or (C) Maker shall have been acquired in a business combination transaction and in such transaction Noteholder shall have received cash, common stock or a combination of cash and common stock of the acquirer which common stock of the acquirer was registered on Form S-4; and

                  (iii) either (A) the Common Stock is listed on one of the NASDAQ National Market System, NASDAQ Small Cap Market, the American Stock Exchange or the New York Stock Exchange or (B) Maker shall have been acquired and in such transaction Noteholder shall have received cash, common stock or a combination of cash and common stock of the acquirer which common stock is listed on one of the NASDAQ National Market, NASDAQ Small Cap Market, the American Stock Exchange or the New York Stock Exchange.

4.       Default

         (a) Events of Default. Maker shall be in default of this Note upon the occurrence of any of the following:

               (i) Failure of Maker to make any payment under this Note when due.

               (ii) Failure of Maker to perform or observe any of its obligations under this Note (other than those requiring payment of money), the Registration Rights Agreement dated as of July 31, 2000 by and between Maker and Noteholder, as amended (other than with respect to late filing or effectiveness of the registration statement referred to therein for which the remedy shall be as provided therein, including Section 2(b)(vi) thereof), any warrant issued by Maker to the Noteholder and exercisable for Common Stock, or the Second Restructuring Agreement dated as of July 11, 2001 by and between Maker and Noteholder and to commence and proceed diligently to cure such failure within three (3) days after written notice thereof from Noteholder to Maker and in any event to cure such failure within five (5) days after the date on which the written notice of default is given by Noteholder to Maker.

               (iii) The filing by Maker of a voluntary petition in bankruptcy, a petition for reorganization, arrangement or other relief under the United States Bankruptcy Act, or a voluntary petition for the appointment of a receiver or comparable relief from creditors under the laws of any State, or the making by Maker of an assignment of all or substantially all of its assets for the benefit of creditors.

               (iv) Any default shall occur under the terms applicable to any of the indebtedness for borrowed money of the Maker (including, without limitation, all notes payable, debentures, and similar instruments on which interest charges are typically paid and capitalized lease obligations) outstanding in an aggregate principal amount at any one time exceeding $150,000 and such default shall (x) consist of the failure to pay such indebtedness at maturity thereof, or (y) result in, or continue unremedied for a period of time sufficient to permit, the acceleration of such indebtedness.

               (v) The levy of a writ of attachment or execution in the amount of $150,000 or more upon the property of Maker, but only if said writ or execution is not stayed, removed or vacated within ten (10) days.

               (vi) The Common Stock shall not be listed on either The Nasdaq National Market System, The Nasdaq Small Cap Market, the Nasdaq Bulletin Board, the New York Stock Exchange or the American Stock Exchange for a period in excess of five (5) trading days.

         (b) Acceleration on Default. When Maker is in default of this Note as provided in this Section 3, the entire unpaid balance of interest and principal of this Note shall become immediately due and payable upon written notice to Maker by Noteholder.

         (c) Interest After Default. Upon failure to make any payment of any installment of principal or interest when due hereunder, Maker further promises to pay, automatically on all installments of principal and interest which are not timely paid when due and on the then outstanding principal balance, additional interest in addition to the rate set forth hereinabove, so that interest will then accrue at a rate equal to ten percent (10%).

5.       Miscellaneous Provisions

         (a) Notices. Any notice, payment, demand, claim or other communication under this Note shall be in writing and shall be made by hand delivery, first-class mail (registered or certified, return receipt requested) or overnight courier warranting next-day delivery to the following addresses:

                  MAKER:            Netgateway, Inc.
                                    754 East Technology Avenue
                                    Orem, Utah 84097
                                    Attn:  Chief Financial Officer

                  NOTEHOLDER:       King William LLC
                                    c/o Navigator Management
                                    P.O. Box 972
                                    Road Town, Tortola, British Virgin Islands

All such notices shall be deemed to have been given at the time delivered by hand, if personally delivered; two business days after being deposited in the mail if deposited within the continental United States and seven business days after being deposited in the mail if deposited outside the continental United States, postage prepaid, if mailed; and the next business day after delivered to courier, if sent by overnight air courier warranting next-day delivery. Any party may change the address to which each such notice or communication shall be sent by giving written notice to the other parties of such new address in the manner provided herein for giving notice.

         (b) Attorneys' Fees. In the event that any action is taken by Maker or Noteholder in connection with this Note, or any related document or matter, the losing party in such legal action, in addition to such other damages as he or she may be required to pay, shall pay reasonable attorneys' fees to the prevailing party.

         (c) Successors and Assigns. The provisions and covenants contained herein shall inure to and be binding upon the successors, transferees, heirs and assigns of the parties hereto. Maker shall not assign its obligations hereunder without written approval of Noteholder.

         (d) Interpretation. Whenever possible, each provision of this Note, and any other related document, shall be interpreted in such manner as to be valid under applicable law. If any provision of any of the foregoing shall be invalid or prohibited thereunder, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of such document.

         (e) Time of the Essence. Time is of the essence as to the performance of each and every obligation of Maker and Noteholder pursuant to this Note.

         (f) Governing Law and Venue. This Note and all agreements entered into in connection herewith shall be governed by and interpreted in accordance with the laws of the State of California for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Any litigation based thereon, or arising out of, under, or in connection with, this agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of Maker or Noteholder shall be brought and maintained exclusively in the state or Federal courts of the State of California, sitting in the City of Los Angeles. Maker and Noteholder hereby expressly and irrevocably submit to the jurisdiction of the state and federal Courts of the State of California for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. Maker and Noteholder further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of California. Maker and Noteholder hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that Maker or Noteholder has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, Maker and Noteholder each hereby irrevocably waives such immunity in respect of its obligations under this Note and the related agreements entered into in connection herewith.

         (g) Further Actions. Noteholder and Maker agree to execute such further documents, and take such further actions as may be reasonably necessary to carry out the provisions of this Note, or any agreement or document relating hereto or entered into in connection herewith.

         (h) Section Headings. The headings of the sections of this Note are inserted solely for convenience, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         (i) Waivers and Amendments. None of the terms or provisions of this Note may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto.

         (j) Excess Interest. Any interest rate provided for hereunder which exceeds the maximum rate provided by applicable law shall instead be deemed to be such maximum rate and any interest in excess of such maximum rate paid to Noteholder shall be applied to reduce the principal balance of this Note so that in no event shall Noteholder receive or be entitled to receive interest in excess of the maximum amount permitted by applicable law.

         (k) Waiver of Jury Trial. Each of the parties hereto irrevocably waives all right to trial by jury in any action or counterclaim arising out of or relating to this Note.

         (l) Entire Agreement. This Note and the other agreements referred to herein and the Restructuring Agreement pursuant to which it was issued constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other agreements and understandings.

         IN WITNESS WHEREOF this Note has been executed as of the date first above set forth.

                                         MAKER:


                                         By:_______________________________